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                                                                  EXHIBIT (c)(3)



                             STOCK OPTION AGREEMENT

               THIS STOCK OPTION AGREEMENT, dated as of December 18, 1997 (the "Agreement"), is by and between TEL-SAVE HOLDINGS, INC., a Delaware corporation ("Parent"), and SYMETRICS INDUSTRIES, INC., a Florida corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the respective Boards of Directors of Parent, TSHCo, Inc., a Delaware corporation ("Purchaser"), and the Company have approved the acquisition of the Company by Purchaser pursuant to a tender offer (the "Offer") by Purchaser for all of the outstanding shares of common stock, par value $0.25 per share (the "Common Stock"), of the Company at a price of $15.00 in cash per share followed by a merger (the "Merger") of the Purchaser with and into the Company, all upon the terms and subject to the conditions set forth in an Agreement and Plan of Merger of even date herewith by and among Parent, Purchaser and the Company (the "Merger Agreement"), and certain other agreements contemplated by the Merger Agreement (the "Transaction Documents"); and

               WHEREAS, as a condition to Parent's entry into the Transaction Documents, and to induce such entry, the Company has agreed to grant Parent the option set forth herein to purchase authorized but unissued shares of Common Stock, par value $0.25 per share;

               NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

               1.  Certain Definitions.

               (a) Capitalized terms used but not defined herein shall have the same meanings as in the Transaction Documents.

               (b) The term "Effective Date" shall have the meaning specified in the Merger Agreement.

               (c) The term "Grant Event" shall mean any occurrence described in
Section 8.3 of the Merger Agreement.

             2. Grant of Option. Effective on the date of any Grant Event, Parent shall have, and the Company hereby grants to Parent, the right and option to purchase (the "Option") from the Company, at a price of $15.00 per share of Common Stock (the "Exercise Price"), a number of shares of Common Stock equal to 19.9% of the aggregate number of shares of Common Stock outstanding after giving effect to the exercise of the Option (the "Option Shares"). The Option shall be exercisable by Parent, in whole at any time and in part from time to time, within one (1) year after the effective date of such grant, by tender to the Company of cash in payment of the exercise price therefor, whereupon the Company shall promptly issue to Parent the number of shares of Common Stock for which the Option is being exercised and the exercise price for which is so tendered, such shares to be deemed for all purposes to be issued and outstanding as of and after such tender of cash to the Company in payment of such exercise price.

             3. Exercise of Option. In the event Parent wishes to exercise the Option, it shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date")
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specifying (i) the total number of Option Shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Parent shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

               4.  Payment and Delivery of Certificates.

               (a) At the closing referred to in Section 3 hereof, Parent shall pay to the Company the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Company.

               (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), the Company shall deliver to Parent a certificate or certificates representing the number of Option Shares purchased by Parent, and Parent shall deliver to the Company a letter agreeing that Parent will not offer to sell, pledge or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

               (c) Certificates for the Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated thereunder and may not be sold without registration under the Securities Act or pursuant to an exemption from registration thereunder or with such modifications as otherwise required by applicable law."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Parent shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws and this Agreement.

             5. Representations. The Company hereby represents, warrants and covenants to Parent as follows:

               (a) The Company shall at all times maintain sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without authorization of additional shares of the Common Stock.

               (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

               6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of
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shares or the like, the type of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. Nothing contained in this Section 6 shall be deemed to authorize the Company to breach any provision of the Transaction Documents.

             7. Registration Rights. The Company shall, if requested by Parent, as expeditiously as possible file a registration statement on a form of general use and available for use by the Company under the Securities Act if necessary in order to permit or assist the sale or other disposition of the Option Shares that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Parent. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of non-public information that would materially and adversely affect the Company. The first registration statement prepared under this Section 7 shall be at the Company's expense except for underwriting commissions and the fees and disbursements of Parent's counsel attributable to the offering of the Common Stock by Parent. The preparation of a second registration statement may be requested and effected hereunder at Parent's sole expense. In no event shall the Company be required to effect more than two registration statements hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by the Company of the Common Stock. If requested by Parent in connection with any registration, the Company will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. In any such transaction the Company and Parent will also agree to indemnify each other on customary terms with respect to any information provided by such party.

             8. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of Option Shares provided in Section 2 hereof, it is the express intention of the Company to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

               9.  Miscellaneous.

               (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses
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incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

               (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Transaction Documents contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

               (c) Assignment. Other than as provided in Section 7 hereof, neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

               (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Merger Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

               (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforced by either party hereto through injunctive or other equitable relief.

               (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

               (h) Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the consummation of the Merger, (b) December 18, 1998, or (c) the date of termination of the Merger Agreement by any of the parties thereto other than pursuant to a Grant Event.

               IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                         TEL-SAVE HOLDINGS, INC.




                                         By:  /s/ Daniel Borislow
                                             ---------------------------
                                         Name:    Daniel Borislow
                                         Title:   Chairman and CEO
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                                         SYMETRICS INDUSTRIES, INC.




                                         By:   /s/ Dudley E. Garner, Jr.
                                               --------------------------
                                         Name:     Dudley E. Garner, Jr.
                                         Title:    President